Exhibit 99.1

Jack Cooper Enterprises, Inc. and Jack Cooper Holdings Corp. Announce Fifth Extension of Offers to Provide Time to Finalize the Amended Offers

ATLANTA, June 12, 2017 -- Jack Cooper Enterprises, Inc. (“JCEI”) and Jack Cooper Holdings Corp. (“JCHC” and, together with JCEI, the “Company”) announced today a fifth extension of the previously announced cash tender offer (the “JCEI Offer”) to purchase any and all of the JCEI 10.50%/11.25% Senior PIK Toggle Notes due 2019 (the “JCEI Notes”) and exchange offer (the “JCHC Offer” and together with the JCEI Offer, the “Offers”) for any and all of the JCHC 9.25% Senior Secured Notes due 2020 (the “JCHC Notes” and together with the JCEI Notes, the “Existing Notes”) for cash and warrants to purchase shares of non-voting common stock of JCEI.  The Offers are now scheduled to expire at 5:00 p.m., New York City time, on Thursday,  June 15, 2017, unless further extended or earlier terminated in accordance with the offer to purchase and offering memorandum (as amended, the “Offering Memorandum”).

As previously announced, the Company has reached an agreement in principle with an ad hoc group (the “Ad Hoc Group”) of holders of JCHC Notes on the terms of a consensual restructuring transaction. As previously disclosed, the Ad Hoc Group holds 74.45% of the JCHC Notes and 14.63% of the JCEI Notes. The Ad Hoc Group is also working together with other noteholders that together with the Ad Hoc Group hold 86.26% of the JCHC Notes and 42.16% of the JCEI Notes. Prior to the Expiration Time, the Company intends to amend and restate the terms of the Offers consistent with the terms disclosed in the Company’s  press release issued June 1, 2017 (the “Amended Offers”). The terms of the Amended Offers will be set forth in an amended and restated Offering Memorandum, which will be distributed to all holders of Existing Notes.

As of 5:00 p.m., New York City time, on June 9, 2017, 53.92% of the JCEI Notes had been validly tendered and not withdrawn, thereby satisfying the JCEI Notes Consent Condition (as defined in the Offering Memorandum). However, as of 5:00 p.m., New York City time, on June 9, 2017, 0.77% of the JCHC Notes had been validly tendered and not withdrawn and, accordingly, the requisite amount of JCHC Notes necessary to satisfy the JCHC Notes Consent Condition (as defined in the Offering Memorandum), had not been validly delivered and not withdrawn.  The withdrawal deadlines for the Offers have not been extended,  but will be extended in connection with the Amended Offers when the amended and restated Offering Memorandum is distributed to Eligible Holders.

There can be no assurance that the Company will consummate the Amended Offers as contemplated by the agreement in principle with the Ad Hoc Group described in this press release and in the Company’s press release dated June 1, 2017. The Amended Offers will also continue to be subject to the financing conditions set forth in the Offering Memorandum. The Offers, as announced by the Company on April 3, 2017, include related solicitations of consents to amend the JCEI Notes and JCHC Notes and related indentures as described in the Offering Memorandum and to release the collateral securing the JCHC Notes.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to exchange any of the Existing Notes. The Offers are being made pursuant to the offering documents, including the Offering Memorandum and the related consent and letter of transmittal that JCEI and JCHC have distributed to eligible holders of the Existing Notes, as amended by the Company’s press releases dated May 1, 2017, May 15, 2017, May 22, 2017,  June 1, 2017 and this press release. The Offers are not being made to holders of the Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent, the Tender and Exchange Agent (each as defined in the Offering Memorandum) or their respective affiliates is making any recommendation as to whether or not holders should exchange all or any portion of their Existing Notes in the Offers or deliver consents in the Consent Solicitations.

About the Company

The Company is a specialty transportation and other logistics provider and the largest over-the-road finished vehicle logistics company in North America. The Company provides premium asset-heavy and asset-light based solutions to the global new and previously-owned vehicle markets, specializing in finished vehicle transportation and other logistics services for major automotive original equipment manufacturers and for fleet ownership companies, remarketers, dealers and auctions. The Company is a certified Woman-Owned Business Enterprise by The Women’s Business Enterprise Council (“WBENC”). The Company does not expect the consummation of the Amend Offers to impact its certification by the WBENC.

Forward-Looking Statements

Statements made in this news release which describe the Company’s intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions.  Examples of forward-looking statements in this news release are statements about the expected size and timing of the Offers. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and the Company’s actual results could differ materially from those expressed or implied in such statements.  The Company does not intend, and it disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things the risks described under the caption “Risk Factors” in JCHC’s Annual Report for the year ended December 31, 2016.